EXHIBIT 99.1
RALPH LAUREN REPORTS THIRD QUARTER FISCAL 2025 HOLIDAY RESULTS ABOVE EXPECTATIONS AND RAISES FULL YEAR OUTLOOK
•Third Quarter Revenue Increased 11%, Ahead of Expectations, with Better Than Expected Holiday Performance in All Geographies Driving Outperformance
•Global Direct-to-Consumer Comparable Store Sales Grew 12%, Driven by Positive Retail Comps Across Regions and Channels; Global Wholesale Sales Increased High-Single Digits Including a Return to Growth in North America Wholesale
•Adjusted Gross and Operating Margin Expansion Exceeded Our Outlook, with Strong Full-Price Demand and Expense Discipline More than Offsetting Investments in Marketing and Key Cities
•Maintained Healthy Balance Sheet with Accelerated Free Cash Flows and Well-Positioned Inventories at Quarter-End
•Returned Approximately $500 Million to Shareholders Through Our Dividend and Repurchase of Class A Common Stock This Fiscal Year-to-Date
•Raised Full Year Fiscal 2025 Revenue and Adjusted Operating Margin Expansion Outlook Based on Strong Year-to-Date Performance
NEW YORK -- (BUSINESS WIRE) -- February 6, 2025 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of luxury lifestyle products, today reported earnings per diluted share of $4.66, up 11% to prior year on a reported basis and $4.82, up 16% on an adjusted basis, excluding restructuring-related and other net charges, for the third quarter of Fiscal 2025. This compared to earnings per diluted share of $4.19 on a reported basis and $4.17 on an adjusted basis, excluding restructuring-related and other net charges for the third quarter of Fiscal 2024.

"I have always been inspired by the spirit of the holidays — the sense of optimism, celebrating the warmth of family and togetherness, and an enduring sense of tradition," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "We are proud that a growing number of customers are turning to us for these key moments and in their everyday lives."

"Our teams around the world executed very well across geographies, channels, and categories this holiday to deliver on our long-term, Next Great Chapter: Accelerate strategy," said Patrice Louvet, President and Chief Executive Officer. "We are encouraged by this quarter's strong performance, and we continue to be sharply focused on what's ahead for Ralph Lauren: leveraging the incredible power of our brand and diverse drivers of growth to stay on offense into the next year and beyond."
Key Achievements in Third Quarter Fiscal 2025
We delivered the following highlights across our Next Great Chapter: Accelerate priorities in the third quarter of Fiscal 2025:
•Elevate and Energize Our Lifestyle Brand
◦Drove continued momentum in new customer acquisition and loyalty with 1.9 million new consumers in our direct-to-consumer businesses, increases in brand consideration, purchase intent and net promoter scores, and more than 64 million social media followers, a low double-digit increase to last year

◦Invested in powerful, authentic connections with consumers through key moments, notably: our global "Ralph's New York" Holiday 2024 campaign and Timeless Gifting programs including our Holiday pop-up and coffee shop at Saks Fifth Avenue in New York City; Very Ralph documentary event in Shanghai; Singles Day livestream activations; and Polo Red fragrance campaign featuring Formula 1 driver Lando Norris
•Drive the Core and Expand for More
◦Drove continued momentum in our Core business, up low-teens, along with our high-potential categories (Women's Apparel, Outerwear, and Handbags), which increased 20% to last year in constant currency and outpaced total Company growth
◦Product highlights this quarter included: our Holiday 2024 collections, an ode to the elegance of New York City's art deco-inspired glamour; our Double RL x Zefren-M capsule, the second collaboration in our groundbreaking Artist in Residence program, focused on empowering and celebrating artisans within the communities that have historically inspired our designs; and our annual Pink Pony collection, supporting Ralph Lauren's longstanding commitment to cancer care and research
◦Increased average unit retail ("AUR") by 12% across our direct-to-consumer network in the third quarter, above expectations and on top of a 9% increase last year, reflecting our continued elevation and strong full-price selling trends, with lower than planned holiday promotions
•Win in Key Cities with Our Consumer Ecosystem
◦By geography, revenues were led by low- to mid-teens growth in Europe and Asia, with China notably up more than 20%. North America accelerated to 7% growth driven by continued strength in our direct-to-consumer channels and a return to growth in our wholesale business
◦Continued to expand and scale our key city ecosystems with the opening of 34 new owned and partnered stores in the third quarter. Key store openings during the period included: Hong Kong Pacific Place, Beijing China World Mall, St. James Quarter in Edinburgh, and our Ralph Lauren Collection women's shop in Harrods London
Our business is supported by our fortress foundation, which we define through our five key enablers, including: our people and culture, best-in-class digital technology and analytics, superior operational capabilities, a powerful balance sheet, and leadership in citizenship and sustainability.
Third Quarter Fiscal 2025 Income Statement Review
Net Revenue. In the third quarter of Fiscal 2025, revenue increased 11% to $2.1 billion on a reported basis and was also up 11% in constant currency. Foreign currency negatively impacted revenue growth by approximately 40 basis points in the third quarter.
Revenue performance for the Company's reportable segments in the third quarter compared to the prior year period was as follows:
•North America Revenue. North America revenue in the third quarter increased 7% to $998 million. In retail, comparable store sales in North America increased 8%, with a 10% increase in brick and mortar stores and a 3% increase in digital commerce. North America wholesale revenue increased 6% to the prior year.

•Europe Revenue. Europe revenue in the third quarter increased 16% to $604 million on a reported basis and was also up 16% in constant currency. In retail, comparable store sales in Europe increased 17% with an 18% increase in brick and mortar stores and a 14% increase in digital commerce. Europe wholesale revenue increased 15% to prior year on a reported basis and increased 14% in constant currency, supported by strong re-order trends and a previously-discussed timing shift of receipts from the second quarter.
•Asia Revenue. Asia revenue in the third quarter increased 14% to $507 million on a reported basis and 15% in constant currency. Comparable store sales in Asia increased 14%, with a 13% increase in our brick and mortar stores and a 29% increase in digital commerce.
Gross Profit. Gross profit for the third quarter of Fiscal 2025 was $1.5 billion and gross margin was 68.4%. Adjusted gross margin was also 68.4%, 200 basis points above the prior year. Gross margin expansion was driven by favorable product, channel and geographic mix shifts, lower cotton costs and AUR growth, more than offsetting incremental pressure from freight and other product costs.
Operating Expenses. Operating expenses in the third quarter of Fiscal 2025 were $1.1 billion, up 11% to last year on a reported basis. On an adjusted basis, operating expenses were also $1.1 billion, up 10% to last year. Adjusted operating expense rate was 49.7%, compared to 50.0% in the prior year period.
Operating Income. Operating income for the third quarter of Fiscal 2025 was $390 million and operating margin was 18.2% on a reported basis. On an adjusted basis, operating income was $402 million and operating margin was 18.7%, 230 basis points above the prior year. Operating income for the Company's reportable segments in the third quarter compared to the prior year period was as follows:
•North America Operating Income. North America operating income in the third quarter was $264 million on both a reported and adjusted basis. Adjusted North America operating margin was 26.4%, up 460 basis points to last year.
•Europe Operating Income. Europe operating income in the third quarter was $169 million on both a reported and adjusted basis. Adjusted Europe operating margin was 27.9%, up 420 basis points to last year. Foreign currency favorably impacted adjusted operating margin rate by 70 basis points in the third quarter.
•Asia Operating Income. Asia operating income in the third quarter was $136 million on both a reported and adjusted basis. Adjusted Asia operating margin was 26.9%, up 270 basis points to last year. Foreign currency negatively impacted adjusted operating margin rate by 50 basis points in the third quarter.
Net Income and EPS. Net income in the third quarter of Fiscal 2025 was $297 million, or $4.66 per diluted share on a reported basis. On an adjusted basis, net income was $308 million, or $4.82 per diluted share. This compared to net income of $277 million, or $4.19 per diluted share on a reported basis, and net income of $275 million, or $4.17 per diluted share on an adjusted basis, for the third quarter of Fiscal 2024.
In the third quarter of Fiscal 2025, the Company had an effective tax rate of approximately 23% on a reported basis and 22% on an adjusted basis, in-line with our outlook. This compared to an effective tax rate of approximately 16% on a reported basis and 17% on an adjusted basis in the prior year period. The increase was driven primarily by the absence of favorable discrete tax benefits realized in the prior year period.

Balance Sheet and Cash Flow Review
The Company ended the third quarter of Fiscal 2025 with $2.1 billion in cash and short-term investments and $1.1 billion in total debt, compared to $1.9 billion and $1.1 billion, respectively, at the end of the third quarter of Fiscal 2024. Inventory at the end of the third quarter of Fiscal 2025 was $1.0 billion, down 5% compared to the prior year period.
The Company repurchased approximately $74 million of Class A Common Stock in the third quarter.
Full Year Fiscal 2025 and Fourth Quarter Outlook
The Company's outlook is based on its best assessment of the current geopolitical and macroeconomic environment, including inflationary pressures, tariffs and other consumer spending-related headwinds, global supply chain disruptions and foreign currency volatility, among other factors. The full year Fiscal 2025 and fourth quarter guidance excludes any potential restructuring-related and other net charges that may be incurred in future periods, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.
For Fiscal 2025, the Company now expects constant currency revenues to increase in a range of approximately 6% to 7%. Based on current exchange rates, foreign currency is expected to negatively impact revenues by approximately 100 to 150 basis points in Fiscal 2025.
The Company now expects operating margin for Fiscal 2025 to expand approximately 120 to 160 basis points in constant currency, up slightly from its prior outlook, driven by gross margin expansion of approximately 130 to 170 basis points. Foreign currency is now expected to negatively impact both gross and operating margins by approximately 30 to 50 basis points.
For the fourth quarter, the Company expects constant currency revenues to grow in a range of approximately 6% to 7%. Foreign currency is expected to negatively impact revenue growth by approximately 300 basis points.
Operating margin for the fourth quarter is expected to expand approximately 120 to 140 basis points in constant currency, driven by approximately 80 to 120 basis points of gross margin expansion and modest operating expense leverage. Foreign currency is expected to negatively impact both gross and operating margins by approximately 60 to 80 basis points in the fourth quarter.
The Company's full year Fiscal 2025 tax rate is still expected to be in the range of approximately 22% to 23%, increasing from 19% in the prior year, following discrete tax benefits recognized in the prior year period. The fourth quarter tax rate is expected to be approximately 24% to 25%.
The Company now expects capital expenditures for Fiscal 2025 of approximately $200 million to $250 million.

Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Thursday, February 6, 2025, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 A.M. Eastern and request to be connected to the Ralph Lauren Third Quarter 2025 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, February 6, 2025 through 6:00 P.M. Eastern, Thursday, February 13, 2025 by dialing 203-369-0183 or 866-361-4757 and entering passcode 6735.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of luxury lifestyle products in five categories: apparel, footwear & accessories, home, fragrances, and hospitality. For more than 50 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company's brand names — which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Double RL, Polo Ralph Lauren, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others — constitute one of the world's most widely recognized families of consumer brands. For more information, go to https://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our current expectations about the Company's future operating results and financial condition, the implementation and results of our strategic plans and initiatives, store openings and closings, capital expenses, our plans regarding our quarterly cash dividend and Class A common stock repurchase programs, and our ability to meet citizenship and sustainability goals. Forward-looking statements are based on current expectations and are indicated by words or phrases such as "aim," "anticipate," "outlook," "estimate," "ensure," "commit," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including any potential changes resulting from the execution of our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to ongoing military conflicts taking place in various parts of the world, most notably the Russia-Ukraine and Israel-Hamas wars, other recent hostilities in the Middle East, and militant attacks on cargo vessels in the Red Sea, civil and political unrest, diplomatic tensions between the U.S. and other countries, high interest rates, and bank failures, among other factors described herein; the impact to our business resulting from the potential imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China or other countries, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), man-made or natural disasters, scarcity of raw materials, port congestion, and scrutiny or detention of goods produced in certain territories resulting from laws, regulations, or trade restrictions, such as those imposed by the Uyghur Forced Labor Prevention Act ("UFLPA") or the Countering America's Adversaries Through Sanctions Act ("CAATSA"), which could result in shipment approval delays leading to inventory shortages and lost sales, as well as potential shipping delays, inventory shortages, and/or higher freight costs resulting from port strikes, the recent Red Sea crisis, and/or disruptions to major waterways such as the Suez and Panama canals; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; our ability to recruit and retain qualified employees to operate our retail stores, distribution centers, and various corporate functions; the impact to our business resulting from a recession or changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding citizenship and sustainability practices, including those related to climate change, our human capital, and our supply chain; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact to our business resulting from pandemic diseases such as COVID-19, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our customers, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases, severe weather, geological events, and other catastrophic events, such as terrorist attacks, military conflicts, and other hostilities; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	December 28, 2024	March 30, 2024	December 30, 2023
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,940.2	$1,662.2	$1,803.6
Short-term investments	203.0	121.0	113.8
Accounts receivable, net of allowances	435.2	446.5	403.9
Inventories	998.6	902.2	1,055.1
Income tax receivable	48.8	56.0	43.8
Prepaid expenses and other current assets	274.5	171.9	219.2
Total current assets	3,900.3	3,359.8	3,639.4
Property and equipment, net	825.2	850.4	874.3
Operating lease right-of-use assets	1,024.1	1,014.6	1,076.7
Deferred tax assets	298.4	288.3	305.1
Goodwill	876.2	888.1	899.9
Intangible assets, net	66.0	75.7	79.0
Other non-current assets	90.7	125.7	130.1
Total assets	$7,080.9	$6,602.6	$7,004.5

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$399.5	$—	$—
Accounts payable	489.5	332.2	411.8
Current income tax payable	110.3	79.8	102.3
Current operating lease liabilities	226.4	245.5	259.0
Accrued expenses and other current liabilities	996.1	809.7	905.1
Total current liabilities	2,221.8	1,467.2	1,678.2
Long-term debt	742.6	1,140.5	1,140.0
Long-term finance lease liabilities	239.1	256.1	263.5
Long-term operating lease liabilities	1,057.0	1,014.0	1,075.1
Non-current income tax payable	—	42.2	42.2
Non-current liability for unrecognized tax benefits	170.6	118.7	112.6
Other non-current liabilities	110.6	113.6	121.0
Total liabilities	4,541.7	4,152.3	4,432.6
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	3,008.5	2,923.8	2,899.6
Retained earnings	7,511.8	7,051.6	7,008.4
Treasury stock, Class A, at cost	(7,657.6)	(7,250.3)	(7,128.1)
Accumulated other comprehensive loss	(324.8)	(276.1)	(209.3)
Total equity	2,539.2	2,450.3	2,571.9
Total liabilities and equity	$7,080.9	$6,602.6	$7,004.5

Net Cash & Short-term Investments(a)	$1,001.1	$642.7	$777.4
Cash & Short-term Investments	2,143.2	1,783.2	1,917.4

(a)Calculated as cash and cash equivalents, plus short-term investments, less total debt.

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
	(millions, except per share data)
Net revenues	$2,143.5	$1,934.0	$5,381.7	$5,063.5
Cost of goods sold	(677.4)	(648.0)	(1,694.1)	(1,675.4)
Gross profit	1,466.1	1,286.0	3,687.6	3,388.1
Selling, general, and administrative expenses	(1,064.2)	(967.6)	(2,872.5)	(2,693.9)
Restructuring and other charges, net	(12.2)	(0.7)	(38.0)	(45.6)
Total other operating expenses, net	(1,076.4)	(968.3)	(2,910.5)	(2,739.5)
Operating income	389.7	317.7	777.1	648.6
Interest expense	(11.6)	(10.6)	(33.9)	(30.6)
Interest income	17.8	20.7	55.8	52.2
Other income (expense), net	(12.2)	2.0	(10.6)	(4.3)
Income before income taxes	383.7	329.8	788.4	665.9
Income tax provision	(86.3)	(53.2)	(174.5)	(110.3)
Net income	$297.4	$276.6	$613.9	$555.6
Net income per common share:
Basic	$4.76	$4.25	$9.78	$8.48
Diluted	$4.66	$4.19	$9.57	$8.31
Weighted-average common shares outstanding:
Basic	62.5	65.0	62.8	65.5
Diluted	63.8	66.0	64.1	66.9
Dividends declared per share	$0.825	$0.75	$2.475	$2.25

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Nine Months Ended
	December 28, 2024	December 30, 2023
	(millions)
Cash flows from operating activities:
Net income	$613.9	$555.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	164.6	173.0
Deferred income tax expense (benefit)	27.2	(11.6)
Stock-based compensation expense	84.7	75.3
Bad debt expense	2.7	1.8
Other non-cash charges	14.8	6.2
Changes in operating assets and liabilities:
Accounts receivable	(5.1)	41.8
Inventories	(116.7)	14.6
Prepaid expenses and other current assets	(108.7)	(28.6)
Accounts payable and accrued liabilities	368.6	169.0
Income tax receivables and payables	12.2	(0.8)
Operating lease right-of-use assets and liabilities, net	15.5	(25.6)
Other balance sheet changes	39.2	(22.0)
Net cash provided by operating activities	1,112.9	948.7
Cash flows from investing activities:
Capital expenditures	(136.3)	(124.9)
Purchases of investments	(628.2)	(272.1)
Proceeds from sales and maturities of investments	538.9	193.8
Other investing activities	1.2	(1.0)
Net cash used in investing activities	(224.4)	(204.2)
Cash flows from financing activities:
Payments of finance lease obligations	(16.5)	(16.3)
Payments of dividends	(150.1)	(146.7)
Repurchases of common stock, including shares surrendered for tax withholdings	(404.6)	(328.8)
Net cash used in financing activities	(571.2)	(491.8)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(40.9)	22.5
Net increase in cash, cash equivalents, and restricted cash	276.4	275.2
Cash, cash equivalents, and restricted cash at beginning of period	1,670.6	1,536.9
Cash, cash equivalents, and restricted cash at end of period	$1,947.0	$1,812.1

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
	(millions)
Net revenues:
North America	$997.7	$933.3	$2,345.4	$2,282.8
Europe	604.4	521.5	1,649.4	1,498.8
Asia	506.7	446.4	1,277.8	1,172.3
Other non-reportable segments	34.7	32.8	109.1	109.6
Total net revenues	$2,143.5	$1,934.0	$5,381.7	$5,063.5

Operating income:
North America	$263.7	$204.6	$505.4	$440.1
Europe	168.8	123.4	435.3	353.0
Asia	136.2	108.2	329.7	269.9
Other non-reportable segments	30.1	29.4	93.2	97.3
	598.8	465.6	1,363.6	1,160.3
Unallocated corporate expenses	(196.9)	(147.2)	(548.5)	(466.1)
Unallocated restructuring and other charges, net	(12.2)	(0.7)	(38.0)	(45.6)
Total operating income	$389.7	$317.7	$777.1	$648.6

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	December 28, 2024
	Three Months Ended	Nine Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	3%	—%
Brick and mortar	10%	8%
Total North America	8%	6%

Europe:
Digital commerce	14%	14%
Brick and mortar	18%	14%
Total Europe	17%	14%

Asia:
Digital commerce	29%	24%
Brick and mortar	13%	10%
Total Asia	14%	11%

Total Ralph Lauren Corporation	12%	9%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	December 28, 2024	December 30, 2023	As Reported	Constant Currency
	(millions)
North America	$997.7	$933.3	6.9%	7.1%
Europe	604.4	521.5	15.9%	15.6%
Asia	506.7	446.4	13.5%	15.0%
Other non-reportable segments	34.7	32.8	5.9%	6.0%
Net revenues	$2,143.5	$1,934.0	10.8%	11.2%

	Nine Months Ended		% Change
	December 28, 2024	December 30, 2023	As Reported	Constant Currency
	(millions)
North America	$2,345.4	$2,282.8	2.7%	2.8%
Europe	1,649.4	1,498.8	10.0%	9.8%
Asia	1,277.8	1,172.3	9.0%	11.8%
Other non-reportable segments	109.1	109.6	(0.4%)	(0.4%)
Net revenues	$5,381.7	$5,063.5	6.3%	6.9%

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	December 28, 2024					December 30, 2023
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$743.6	$347.7	$490.5	$—	$1,581.8	$693.1	$297.3	$425.4	$—	$1,415.8
Wholesale	254.1	256.7	16.2	—	527.0	240.2	224.2	21.0	—	485.4
Licensing	—	—	—	34.7	34.7	—	—	—	32.8	32.8
Net revenues	$997.7	$604.4	$506.7	$34.7	$2,143.5	$933.3	$521.5	$446.4	$32.8	$1,934.0

	Nine Months Ended
	December 28, 2024					December 30, 2023
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$1,627.6	$865.7	$1,217.5	$—	$3,710.8	$1,541.9	$762.4	$1,095.6	$—	$3,399.9
Wholesale	717.8	783.7	60.3	—	1,561.8	740.9	736.4	76.7	—	1,554.0
Licensing	—	—	—	109.1	109.1	—	—	—	109.6	109.6
Net revenues	$2,345.4	$1,649.4	$1,277.8	$109.1	$5,381.7	$2,282.8	$1,498.8	$1,172.3	$109.6	$5,063.5

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	December 28, 2024	December 30, 2023
North America
Ralph Lauren Stores	50	50
Outlet Stores	178	187
Total Directly Operated Stores	228	237
Concessions	1	1

Europe
Ralph Lauren Stores	45	45
Outlet Stores	58	60
Total Directly Operated Stores	103	105
Concessions	29	27

Asia
Ralph Lauren Stores	153	132
Outlet Stores	95	96
Total Directly Operated Stores	248	228
Concessions	649	679

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	248	227
Outlet Stores	331	343
Total Directly Operated Stores	579	570
Concessions	679	707

Global Licensed Partner Stores
Total Licensed Partner Stores	115	99

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	December 28, 2024
	As Reported	Total Adjustments(a)(b)	As Adjusted (Reported $)	Foreign Currency Impact	As Adjusted (Constant $)
	(millions, except per share data)
Net revenues	$2,143.5	$—	$2,143.5	$6.9	$2,150.4
Gross profit	1,466.1	—	1,466.1	3.4	1,469.5
Gross profit margin	68.4%		68.4%		68.3%
Total other operating expenses, net	(1,076.4)	12.2	(1,064.2)	(3.4)	(1,067.6)	(f)
Operating expense margin	50.2%		49.7%		49.7%
Operating income	389.7	12.2	401.9	—	401.9
Operating margin	18.2%		18.7%		18.7%
Income before income taxes	383.7	12.2	395.9
Income tax provision	(86.3)	(1.7)	(88.0)
Effective tax rate	22.5%		22.2%
Net income	$297.4	$10.5	$307.9
Net income per diluted common share	$4.66		$4.82

SEGMENT INFORMATION
REVENUE:
North America	$997.7	$—	$997.7	$1.5	$999.2
Europe	604.4	—	604.4	(1.5)	602.9
Asia	506.7	—	506.7	6.8	513.5
Other non-reportable segments	34.7	—	34.7	0.1	34.8
Total revenue	$2,143.5	$—	$2,143.5	$6.9	$2,150.4

OPERATING INCOME:
North America	$263.7	$—	$263.7
Operating margin	26.4%		26.4%
Europe	168.8	—	168.8
Operating margin	27.9%		27.9%
Asia	136.2	—	136.2
Operating margin	26.9%		26.9%
Other non-reportable segments	30.1	—	30.1
Operating margin	86.8%		86.8%
Unallocated corporate expenses and restructuring & other charges, net	(209.1)	12.2	(196.9)
Total operating income	$389.7	$12.2	$401.9

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Nine Months Ended
	December 28, 2024
	As Reported	Total Adjustments(a)(c)	As Adjusted (Reported $)	Foreign Currency Impact	As Adjusted (Constant $)
	(millions, except per share data)
Net revenues	$5,381.7	$—	$5,381.7	$32.2	$5,413.9
Gross profit	3,687.6	—	3,687.6	30.5	3,718.1
Gross profit margin	68.5%		68.5%		68.7%
Total other operating expenses, net	(2,910.5)	38.0	(2,872.5)	(15.7)	(2,888.2)
Operating expense margin	54.1%		53.4%		53.3%
Operating income	777.1	38.0	815.1	14.8	829.9
Operating margin	14.4%		15.1%		15.3%
Income before income taxes	788.4	38.0	826.4
Income tax provision	(174.5)	(7.3)	(181.8)
Effective tax rate	22.1%		22.0%
Net income	$613.9	$30.7	$644.6
Net income per diluted common share	$9.57		$10.05

SEGMENT INFORMATION
REVENUE:
North America	$2,345.4	$—	$2,345.4	$2.4	$2,347.8
Europe	1,649.4	—	1,649.4	(3.5)	1,645.9
Asia	1,277.8	—	1,277.8	33.2	1,311.0
Other non-reportable segments	109.1	—	109.1	0.1	109.2
Total revenue	$5,381.7	$—	$5,381.7	$32.2	$5,413.9

OPERATING INCOME:
North America	$505.4	$—	$505.4
Operating margin	21.6%		21.6%
Europe	435.3	—	435.3
Operating margin	26.4%		26.4%
Asia	329.7	—	329.7
Operating margin	25.8%		25.8%
Other non-reportable segments	93.2	—	93.2
Operating margin	85.5%		85.5%
Unallocated corporate expenses and restructuring & other charges, net	(586.5)	38.0	(548.5)
Total operating income	$777.1	$38.0	$815.1

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	December 30, 2023
	As Reported	Total Adjustments(a)(d)	As Adjusted
	(millions, except per share data)
Net revenues	$1,934.0	$—	$1,934.0
Gross profit	1,286.0	(0.9)	1,285.1
Gross profit margin	66.5%		66.4%
Total other operating expenses, net	(968.3)	0.7	(967.6)	(g)
Operating expense margin	50.1%		50.0%
Operating income	317.7	(0.2)	317.5
Operating margin	16.4%		16.4%
Income before income taxes	329.8	(0.2)	329.6
Income tax provision	(53.2)	(1.3)	(54.5)
Effective tax rate	16.1%		16.5%
Net income	$276.6	$(1.5)	$275.1
Net income per diluted common share	$4.19		$4.17

SEGMENT INFORMATION
OPERATING INCOME:
North America	$204.6	$(0.9)	$203.7
Operating margin	21.9%		21.8%
Europe	123.4	—	123.4
Operating margin	23.7%		23.7%
Asia	108.2	—	108.2
Operating margin	24.2%		24.2%
Other non-reportable segments	29.4	—	29.4
Operating margin	89.9%		89.9%
Unallocated corporate expenses and restructuring & other charges, net	(147.9)	0.7	(147.2)
Total operating income	$317.7	$(0.2)	$317.5

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Nine Months Ended
	December 30, 2023
	As Reported	Total Adjustments(a)(e)	As Adjusted
	(millions, except per share data)
Net revenues	$5,063.5	$—	$5,063.5
Gross profit	3,388.1	(4.5)	3,383.6
Gross profit margin	66.9%		66.8%
Total other operating expenses, net	(2,739.5)	45.2	(2,694.3)
Operating expense margin	54.1%		53.2%
Operating income	648.6	40.7	689.3
Operating margin	12.8%		13.6%
Income before income taxes	665.9	40.7	706.6
Income tax provision	(110.3)	(22.3)	(132.6)
Effective tax rate	16.6%		18.8%
Net income	$555.6	$18.4	$574.0
Net income per diluted common share	$8.31		$8.58

SEGMENT INFORMATION
OPERATING INCOME:
North America	$440.1	$(4.7)	$435.4
Operating margin	19.3%		19.1%
Europe	353.0	(0.2)	352.8
Operating margin	23.6%		23.5%
Asia	269.9	—	269.9
Operating margin	23.0%		23.0%
Other non-reportable segments	97.3	—	97.3
Operating margin	88.9%		88.9%
Unallocated corporate expenses and restructuring & other charges, net	(511.7)	45.6	(466.1)
Total operating income	$648.6	$40.7	$689.3

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for non-routine inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for non-routine bad debt expense (benefit) are recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for one-time income tax events are recorded within the income tax benefit (provision) in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges, net in the consolidated statements of operations.

(b)Adjustments for the three months ended December 28, 2024 include (i) other charges of $9.1 million in connection with the Company's Next Generation Transformation project; (ii) other charges of $2.2 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations in connection with the Company's restructuring activities for which the related lease agreements have not yet expired; (iii) charges of $1.6 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; and (iv) income of $0.7 million related to consideration received from Regent, L.P. in connection with the Company's previously sold Club Monaco business.

(c)Adjustments for the nine months ended December 28, 2024 include (i) other charges of $17.1 million in connection with the Company's Next Generation Transformation project; (ii) charges of $13.9 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; (iii) other charges of $9.1 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations in connection with the Company's restructuring activities for which the related lease agreements have not yet expired; and (iv) income of $2.1 million related to consideration received from Regent, L.P. in connection with the Company's previously sold Club Monaco business.

(d)Adjustments for the three months ended December 30, 2023 include (i) income of $5.0 million related to consideration received from Regent, L.P. in connection with the Company's previously sold Club Monaco business; (ii) other charges of $4.7 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations in connection with the Company's restructuring activities for which the related lease agreements have not yet expired; (iii) charges of $1.0 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; and (iv) non-routine inventory benefits of $0.9 million primarily related to reversals of amounts previously recognized in connection with delays in U.S. customs shipment reviews and approvals.

(e)Adjustments for the nine months ended December 30, 2023 include (i) charges of $38.3 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; (ii) other charges of $14.3 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations in connection with the Company's restructuring activities for which the related lease agreements have not yet expired; (iii) income of $7.0 million related to consideration received from Regent, L.P. in connection with the Company's previously sold Club Monaco business; (iv) non-routine inventory benefits of $4.5 million primarily related to reversals of amounts previously recognized in connection with delays in U.S. customs shipment reviews and approvals and the COVID-19 pandemic; and (v) benefit of $0.4 million primarily related to Russia-related bad debt reserve adjustments. Additionally, the income tax provision reflects a benefit of $11.8 million recorded in connection with Swiss tax reform and the European Union's anti-tax avoidance directive.

(f)Total adjusted other operating expenses, net excluding marketing and advertising ("Marketing") expenses for the three months ended December 28, 2024 were as follows:

	Three Months Ended
	December 28, 2024
	As Adjusted in Constant $ (incl. Marketing)	Marketing Expenses	As Adjusted in Constant $ (excl. Marketing)
	(millions)
Total other operating expenses, net	$(1,067.6)	$153.3	$(914.3)
Operating expense margin	49.7%		42.5%

(g)Total adjusted other operating expenses, net excluding Marketing expenses for the three months ended December 30, 2023 were as follows:

	Three Months Ended
	December 30, 2023
	As Adjusted (incl. Marketing)	Marketing Expenses	As Adjusted (excl. Marketing)
	(millions)
Total other operating expenses, net	$(967.6)	$145.3	$(822.3)
Operating expense margin	50.0%		42.5%

NON-U.S. GAAP FINANCIAL MEASURES
Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.
This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. The income tax benefit (provision) has also been adjusted for certain other one-time income tax events and other adjustments, as described in the footnotes to the non-U.S. GAAP financial measures above. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
Additionally, the Company's full year Fiscal 2025 and fourth quarter guidance excludes any potential restructuring-related and other charges that may be incurred in future periods. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP as it is not known at this time if and when any such charges may be incurred in the future. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures cannot be provided at this time given the uncertain nature of any such potential charges that may be incurred in future periods.
SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com